PUBLISHED

                        UNITED STATES COURT OF APPEALS

                            FOR THE FOURTH CIRCUIT

================================================|
R.M.S. TITANIC, INCORPORATED,
successor in interest to Titanic
Ventures, limited partnership,
          Plaintiff-Appellant,

          v.

THE WRECKED AND ABANDONED
VESSEL,  its engines,  tackle apparel,
appurtenances, cargo,  etc., located
within one (1) nautical mile of a
point located at 41o 43E 32 North
Latitude and 49o 56E 49 West
Longitude, believed to be the
R.M.S. Titanic, in rem; ROBERT C.
BLUMBERG, Attorney-Advisor, Office                                 No. 01-2227
of Oceans Affairs, United States
Department of State; OLE VARMER,
Attorney-Advisor, National Oceanic
and Atmospheric Administration,
United States Department of
Commerce; MADELEINE K. ALBRIGHT,
Secretary of State, United States
Department of State; WILLIAM M.
DALEY, Secretary of Commerce,
United States Department of
Commerce; D. JAMES BAKER,
Administrator, National Oceanic and
Atmospheric Administration, United
States Department of Commerce,
          Defendants,
================================================|

================================================|
LIVERPOOL AND LONDON STEAMSHIP
PROTECTION AND INDEMNITY
ASSOCIATION, LIMITED,
          Claimant,

DEEP OCEAN EXPEDITIONS;
WILDWINGS WORLDWIDE TRAVEL;
BAKERS WORLD TRAVEL; QUARK
EXPEDITIONS, INCORPORATED; MIKE
MCDOWELL; RALPH WHITE; DON
WALSH, Ph.D.; ALFRED S. MCLAREN,

Ph.D.; CHRISTOPHER S. HAVER; R/V
AKADEMIK MSTISLAV KELDYSH;
UNITED STATES OF AMERICA;
BLACKHAWK TELEVISION,
          Parties in Interest,

JOHN A. JOSLYN,
Movant.

UNIVERSITY OF VIRGINIA APPELLATE
LITIGATION CLINIC; DAVID SHUTTLE,
          Amici Curiae.
================================================|

          Appeal from the United States District Court for the Eastern
                        District of Virginia, at Norfolk.
                        Rebecca B. Smith, District Judge;
                 J. Calvitt Clarke, Jr., Senior District Judge.
                                  (CA-93-902-N)

                           Argued: February 25, 2002

                            Decided: April 12, 2002

              Before WILKINS, NIEMEYER, and KING, Circuit Judges.

--------------------------------------------------------------------------------

Affirmed by published opinion. Judge Niemeyer wrote the opinion, in which Judge Wilkins and Judge King joined.

                                     COUNSEL

ARGUED: Mark Steven Davis, CARR & PORTER, L.L.C., Ports-mouth, Virginia, for Appellant. Neal Lawrence Walters, Appellate Litigation Clinic, UNIVERSITY OF VIRGINIA SCHOOL OF LAW, Charlottesville, Virginia, for Amicus Curiae Clinic. ON BRIEF:
Robert C. Scaro, Jr., Mark A. Stallings, CARR & PORTER, L.L.C., Portsmouth, Virginia, for Appellant. Craig A. Markham, ELDERKIN, MARTIN, KELLY & MESSINA, Erie, Pennsylvania, for Amicus
Curiae Shuttle.

--------------------------------------------------------------------------------

                                    OPINION

NIEMEYER, Circuit Judge:

     R.M.S. Titanic, Inc. ("RMST"), as salvor-in-possession of the sub- merged wreck of the R.M.S. Titanic and the artifacts salvaged from it, challenges the district court's orders of September 26, 2001, and October 19, 2001. These orders were entered after the court discov- ered RMST's plans to sell some of the artifacts and confirmed that the court's earlier orders prohibiting the sale of artifacts "were proper and were necessary when entered." RMST contends that, because in 1994 it was granted absolute title to all the artifacts it retrieved, the district court cannot now restrict its right, as owner of the artifacts, to sell them at its discretion.

     Finding   that   RMST's   arguments   are   grounded   on   a   fundamental
misunderstanding of its role as salvor-in-possession, we reject its arguments and affirm the orders of the district court.

                                       I

     In 1985, a joint American-French expedition discovered the wreck of the Titanic in the North Atlantic Ocean in international waters. Two years later, Titanic Ventures, a limited partnership, explored the wreck, bringing up approximately 1,800 artifacts. Thereafter, it sold its interests in the salvage operations and the artifacts to RMST.

     In 1993, RMST commenced this in rem action against the Titanic to become its salvor-in-possession. In its complaint, RMST requested, among other things, that, under the law of finds, it be declared "the true, sole and exclusive owner of any items salvaged from the wreck" or, alternatively, that, under salvage law, it be "awarded a liberal sal- vage award . . . as may be determined by this Court." Acting under principles of salvage law and consistent with the inchoate lien that RMST obtained as salvor, the district court exercised in rem jurisdic-tion and issued a warrant directing the United States Marshal to arrest the wreck and all artifacts already salvaged and yet to be salvaged. Simultaneously, it ordered that RMST be substituted for the Marshal as the custodian of the wreck, the wreck site, and the artifacts. Notice of the proceedings was duly published. Following a claim made by an insurance company and settlement of that claim, the court approved the settlement and issued an order, dated June 7, 1994, declaring RMST salvor-in-possession. In its order, the court stated:

      The Court FINDS AND ORDERS that R.M.S. Titanic, Inc.
      is the salvor-in-possession of the wreck . . . and that R.M.S. Titanic, Inc. is the true, sole and exclusive owner of any items salvaged from the wreck of the defendant vessel in the past and, so long as R.M.S. Titanic, Inc. remains salvor-in-possession, items salvaged in the future, and is entitled to all salvage rights . . . .

     During the course of the hearing leading to this order, the district court confirmed its understanding that it was RMST's "intention to display these artifacts and to try to get [its] money back out of admis- sions to the display rather than selling them off." Counsel for RMST affirmed that understanding and explained further "that the process [of] going forward with the exhibition of the artifacts and not sell[ing them] continues and . . . that is the position of the salvors in this case, that the 1987 artifacts and the 1993 artifacts will not be sold, but rather will be exhibited."

     Two years after entry of the June 1994 order appointing RMST salvor-in-possession, John A. Joslyn filed a motion in this action requesting that the district court rescind its June 1994 order naming RMST salvor-in-possession because RMST had failed to salvage the Titanic diligently and lacked the financial capacity to undertake future salvage operations. The district court rejected Joslyn's claims and denied his motion. But in doing so, it ordered RMST to make more frequent reports to the court about its salvage efforts. R.M.S. Titanic, Inc. v. Wrecked & Abandoned Vessel, the R.M.S. Titanic, 924 F. Supp. 714, 724 (E.D. Va. 1996). In addition, the district court entered a preliminary injunction prohibiting Joslyn, as well as anyone else, from visiting the site of the wreck and from photographing it. R.M.S. Titanic, Inc. v. Wrecked & Abandoned Vessel, No. 2:93CV902, 1996 WL 650135 (E.D. Va. Aug. 13, 1996). The court reasoned that because RMST was "not selling artifacts like traditional salvors, it must be given the rights to other means of obtaining income." Id. at *2.

     In 1998, when a British Virgin Islands corporation headquartered on the Isle of Man, Great Britain, began marketing to the public an expedition to visit the Titanic wreck, which it called "Operation Titanic," RMST filed a motion for a more specific injunction to pre- vent that corporation as well as its principals and customers from vis- iting and photographing the wreck site. The district court issued an expanded injunction, enjoining that corporation, as well as its princi- pals and a named passenger, from visiting a yet more generously defined site in the North Atlantic and from photographing the wreck. R.M.S. Titanic, Inc. v. Wrecked & Abandoned Vessel, 9 F. Supp. 2d 624, 626 (E.D. Va. 1998). The court reasoned that because RMST was not selling the artifacts, it needed a stream of income, and the exclusive photographic and visitation rights would help insure this income. Id. at 635-36. We reversed that order, concluding that it was beyond the power of the district court and inconsistent with salvage law to confer those rights: "Neither prohibition is justified by the law of salvage or allowed by the law of free navigation on the high seas." R.M.S. Titanic, Inc. v. Haver, 171 F.3d 943, 970 (4th Cir. 1999). RMST maintains that this refusal to give it exclusive visitation and photographic rights has had a substantial adverse impact on its income stream and has impaired its ability to finance further salvage operations.

     RMST has continued to conduct salvage operations and to display the artifacts recovered in order to obtain income. In November 1999, the management of RMST changed, and the new management articu- lated a new business plan designed "to maximize shareholder value while still protecting the archeological and historical value of the wreck." While the financial strategy of RMST's previous manage- ment had focused on generating earnings through the exhibition of artifacts, RMST's new management expanded this strategic plan to include "the possible disposition of artifacts to increase revenues" and thereby to maintain its status as salvor-in-possession. But these plans were undeveloped, and during a hearing in March 2000, the new pres- ident of RMST testified before the district court that RMST had "no plans to sell any portion of the collection."

     Several months later, however, "it [came] to the attention of the court that there ha[d] been a change in management in R.M.S. Titanic, Inc. and that there [was] a concern held by some persons and organizations that R.M.S. Titanic, Inc. [was] considering disposal of some artifacts recovered." In response to this information, the district court issued an order sua sponte, dated July 28, 2000, directing RMST "not [to] sell or otherwise dispose of any artifacts or any object recovered from the wreck site and further that it must continue to treat and preserve any such artifacts and objects recovered from the wreck site." In its order, the court noted that"[t]his court has contin- ued R.M.S. Titanic, Inc. as salvor-in-possession of the wreck of the Titanic from year to year on the understanding that R.M.S. Titanic, Inc. would treat and preserve all artifacts recovered and would exhibit them to the public and would not sell or dispose of any of said arti- facts."

     In its periodic report to the court several weeks later, RMST acknowledged the court's July 2000 order, stating, "RMST notes that since it had never sold any artifacts or objects recovered from the Titanic without first advising the Court (i.e. sales of coal and encum- brance of coins and currencies), and since it had advised the Court earlier in its July 5, 2000 periodic report that it would not cut into the wreck, the only new effect of the [July 28] order was the prohibition on detaching any part of the wreck." Consistent with this position, RMST did not appeal the district court's July 2000 order prohibiting the sale or dispersion of the artifacts.

     In April 2001, RMST sought a clarification of the July 2000 order to permit it to sell the coal it had recovered from the wreck. During the hearing on this issue, RMST broached, for the first time, plans to form a new foundation which might "explore the acquisition of the artifact collections at some time in the future." RMST's counsel explained that the "desire on the part of [RMST] to explore transfer . . . raise[d] some questions
.. . . with the [July 2000] order," which had confirmed the  prohibition  against selling any artifacts. On the issue of whether selling coal -- which RMST had already done -- violated the court's orders, counsel explained that coal recovered from the site was always treated as "organic matter, rather than arti-facts," and that RMST had always felt free to sell coal. After the court invited RMST to submit a clarifying order authorizing the sale of coal, the court reiterated its position about selling artifacts:

      You have to remember now that during the whole time that R.M.S. Titanic has worked with the court, they have always taken the position that they are not going to sell any arti- facts, that their purpose in getting them is to get them, pre- serve them, and put them on display.

Counsel for RMST confirmed the court's understanding, stating, "That is exactly what has been represented to the court. The company has never taken the position that it wanted to sell the artifacts." In accordance with the hearing, the district court signed an order dated April 30, 2001, modifying the July 28, 2000 order "to reflect the fact that the Salvor remains free to sell or encumber any coal that it has recovered or that it might recover in the future from the TITANIC wreck site." Again, RMST did not appeal this modification of the July 2000 order.

     Beginning in July 2001, RMST's gently leaked idea to form a foundation became concrete, and RMST submitted a supplemental report to the court, describing the formation of The Titanic Founda- tion, Inc. and the Foundation's interest in purchasing the artifacts from RMST. Upon receiving the report, the district court issued an order, again sua sponte, dated July 31, 2001, reiterating that RMST could not "convey in any manner any of the R.M.S. Titanic's arti- facts" until the court had held a full hearing.

     That hearing was held on September 24, 2001. The court then learned in detail about the formation of The Titanic Foundation and noted that the principals of RMST and The Titanic Foundation were the same people, observing "so it is really a one man show; is that not right?" The court noted that this might create irreconcilable conflicts of interest with respect to the principals' duties to both the public cor- poration and the nonprofit foundation. Counsel for RMST explained that the foundation would be able to solicit charitable contributions which then could be used to purchase the artifacts. Counsel justified the need for the foundation in part by our decision in Haver, in which we denied RMST exclusive rights to visit the site and to photograph the wreck. 171 F.3d at 971. At the hearing, the district court did not reject the notion that the collection of artifacts as a whole -- rather than piecemeal -- could possibly be sold pursuant to an acceptable plan, approved by the court. But counsel then explained a practical difficulty in having to obtain the court's approval of any such transfer of artifacts. As counsel explained, approval "puts the company in a very awkward position in dealing with those who want to acquire col- lections, in that you have to say to them, well, do your due diligence, you go out and get your appraisal, you do everything else that you have to do, and then we as a company will do the things that we have to do. . . . So it requires  opinions,  various things that have to be done for due diligence, and then to the potential acquirer, we will come to the court and ask for approval of that." After the court explained the difficulty in foregoing approval, it stated that,"[t]here is no sense in the court or your taking the time to decide some abstract question. If you have got some sort of an agreement or deal worked out, submit that to the court, and the court will say whether or not it approves it." Following the hearing and apparently out of concern over the possi- bility that artifacts might be sold, the district court entered another order, dated September 26, 2001, stating:

      The Court FINDS after the September 24, 2001 hearing that its previous Orders entered in this case, designed to prevent sales of individual artifacts recovered from the Wreck of R.M.S. Titanic, were proper and were necessary when entered.

Two weeks later, RMST appealed that order. And after RMST appealed the September 26 order, the district court entered another order dated October 19, 2001, amending the September 26 order, essentially explaining its position, as well as earlier orders. In its explanation, the court indicated that it first learned in April 2001 of the possibility that RMST might convey the collection and recognized "that circumstances change and it becomes necessary to change plans and approaches." The court invited further motions on the disposition of artifacts. RMST appealed this October 19, 2001 order as well.

     Because there was no party in opposition to represent the district court's position, this court asked the University of Virginia School of Law's Appellate Litigation Clinic to file an amicus brief to serve as the answering brief. The clinic did so ably, and we have considered the arguments of both RMST and its counsel as well as counsel from the clinic.

                                      II

     The amicus appropriately raises the question of whether we have jurisdiction to review the September 26 and October 19, 2001 orders. RMST has asserted jurisdiction under 28 U.S.C. S 1292(a)(1) (autho- rizing appeals of interlocutory orders "granting, continuing, modify- ing, refusing or dissolving injunctions, or refusing to dissolve or modify injunctions") and 28 U.S.C. S 1292(a)(3) (authorizing appeals of interlocutory decrees "determining the rights and liabilities of the parties to admiralty cases").

     The amicus argues that RMST cannot appeal under S 1292(a)(1) because: (1) RMST consented earlier to the same order of July 28, 2000, see Haitian Refugee Ctr. v. Civiletti, 614 F.2d 92, 93 (5th Cir. 1980); (2) no factual or legal change has occurred to justify appealing an ongoing injunction which RMST did not earlier appeal, see SEC v. Suter, 832 F.2d 988, 990 (7th Cir. 1987); and (3) the district court left open alternative avenues of relief, inviting RMST to submit a for- mal motion for approval of any new deal. Also challenging jurisdic- tion under S 1292(a)(3), the amicus argues that Congress limited interlocutory review in admiralty cases to interlocutory decrees that determine rights and liabilities, and it did not grant a right to appeal every interim order. See Pickle v. Char Lee Seafood, Inc., 174 F.3d 444, 448 n.1 (4th Cir.
1999); Evergreen Int'l (USA) Corp. v. Standard Warehouse, 33 F.3d 420, 425 (4th Cir. 1994).

     We agree with the amicus that if RMST is appealing orders under S 1292(a)(1) that simply clarify or interpret earlier orders that it failed to appeal, its appeal rights would be forfeited by its failure to appeal the earlier orders. See, e.g., Major v. Orthopedic Equip. Co., 561 F.2d 1112, 1115 (4th Cir. 1977) (holding that court lacked jurisdiction on appeal from injunction because the order was "simply an interpreta- tion" of an earlier order). This principle is based on the notion that the more recent appealed orders add nothing in substance to earlier orders left unappealed. If either of the appealed orders, on the other hand, modifies the substance of an earlier order or extends its duration, the new order is appealable under S 1292(a)(1). See, e.g., Pickle, 174 F.3d at 448 (finding appealable an order that denied a party's request for modification of an injunction); Sierra Club v. Marsh, 907 F.2d 210, 213-14 (1st Cir. 1990) (noting that an order that extends or prolongs the restraint imposed by an earlier order is appealable). Similarly, if the factual and legal circumstances applicable to an earlier order change, the substantive effect of a restated injunction may cause it to become appealable. See, e.g., Suter, 832 F.2d at 990 (suggesting that "changes in fact of law since [the injunction's] entry" may justify an appeal).

     The question of jurisdiction in this case is a close one which RMST could have made easier by filing in the district court a motion to vacate or modify the July 28, 2000 injunction, based on the new fac- tual developments. Although RMST filed no such motion, it advances a persuasive argument that the periodic reports and hearings prior to the orders appealed in this case provide support for a position that the circumstances had changed and that, therefore, the September 26 and October 19, 2001 orders, which were aimed at the new circumstances, had a new substantive effect.

     As RMST accurately points out, the April 2001 periodic report indicated that two organizations had expressed interest in purchasing some or all of the Titanic artifacts, The Titanic Foundation and the Museums and Galleries of Northern Ireland. To acquire information about the possible arrangements, the court conducted a hearing on September 24, 2001, where witnesses testified about the details of a potential artifact sale to those entities. After hearing testimony about these new developments, the district court, sua sponte, issued the Sep- tember 26 and October 19, 2001 orders from which RMST appealed.

     RMST suggests that not only did the September 26 and October 19, 2001 orders focus on the new developments, but in substance they also extended the scope of the earlier injunctions to cover new cir- cumstances. It argues that the district court itself observed that the court had earlier only prohibited the sale of individual artifacts but had never enjoined the sale of the artifacts as a collection. With its September 26 and October 19 orders, the court was enjoining any sale of the artifacts "as a group."

     We believe that the new developments that preceded the September 26 and October 19 orders were sufficiently material as to justify RMST's challenge to the renewed injunctions entered following the hearing on September 24, 2001. While the court may not have explic- itly expanded its earlier injunctions, it acknowledged that the earlier injunctions were "designed to prevent sales of individual artifacts" and that it would consider a modification of them if the modification was "designed to keep the recovered and to-be-recovered artifacts together as a group." The court also acknowledged that "circum- stances change and it becomes necessary to change plans and approaches."

     Moreover, this case presents the rare circumstance that might ren- der a later review of these interlocutory orders impossible. It is unclear how long the in rem action will continue because it is unclear how long salvage will continue. It could be years depending on RMST's capacity, will, and diligent performance of salvage services. Because no final termination of these proceedings is currently in sight, RMST could be left without a remedy for challenging the two orders entered in light of the new developments.

     Accordingly, in the peculiar circumstances before us, we conclude that we have jurisdiction under 28 U.S.C. S 1292(a)(1). We need not, therefore, reach the question of whether this case presents a decree appealable under 28 U.S.C. S 1292(a)(3).

                                      III

     On the merits, RMST, relying heavily on language taken from the district court's June 7, 1994 order appointing RMST salvor-in- possession, directs our focus to the district court's declaration in that order that RMST "is the true, sole and exclusive owner of any items salvaged from the wreck of the defendant vessel in the past and, so long as [RMST] remains salvor-in-possession, items salvaged in the future, and is entitled to all salvage rights." (Emphasis added). RMST maintains that, for several reasons, this language confirms that it became the absolute owner of the artifacts, free and clear, as they were retrieved from the Titanic and, therefore, that it is entitled to sell them, notwithstanding its earlier expressions to the court of an intent not to sell them.

     Specifically, RMST argues first that there were no "contingencies or exceptions" to the district court's "in specie" award. Second, RMST maintains that the maritime law "does not permit a District Court to impose such restrictions on disposition of artifacts, awarded in specie, for some perceived public benefit. These restrictions equate to a `taking' of private property." Third, RMST asserts that the district court had no justification for "converting statements by RMST regarding a business plan into a binding restriction upon disposition of items recovered from the wreck." Fourth, RMST observes that the district court speaks only through its orders and not through its opin- ions, whether oral or written, and its June 1994 order contains no restrictions on disposition. Fifth, RMST argues that the doctrine of judicial estoppel is inapplicable to its statements of intent about not selling the artifacts because it never made misleading statements to the court in order to obtain any benefit. And finally, RMST contends that the restrictions are substantively "inappropriate" in view of the public policy behind salvage law, arguing that the restrictions against resale of the artifacts actually inhibit incentives to perform salvage operations and that RMST, as a publicly traded company, "has an obligation to maximize shareholder value," which should be consid- ered. Indeed, the adverse effects of the district court's orders on the continuing financial viability of RMST runs throughout RMST's arguments that the court acted illegally and inappropriately.

     Before addressing RMST's specific arguments, it is necessary to set forth the relevant fundamental principles of salvage law and to recognize the significance of this case as an in rem proceeding insti- tuted under the salvage law to enforce RMST's inchoate lien for a sal- vage reward.

                                       A

     A salvor in admiralty is one who voluntarily saves life or property at sea. Because of the dangers of the sea and the mutual interest of seamen and seafaring nations to traverse the sea notwithstanding its dangers, the law of admiralty for almost 3,000 years has uniformly held that those who voluntarily come to the assistance of fellow sea- men in distress and perform salvage are entitled to be rewarded. Haver, 171 F.3d at 962; see generally Martin J. Norris, 3A Benedict on Admiralty SS 5-13 (7th ed. 1998). As Chief Justice Marshall elo- quently explained, this is a policy for seamen, not landlubbers:

      If the property of an individual on land be exposed to the greatest peril, and be saved by the voluntary exertions of any person whatever; if valuable goods be rescued from a house in flames, at the imminent hazard of life by the salvor, no remuneration in the shape of salvage is allowed. The act is highly meritorious, and the service is as great as if ren-dered at sea. Yet the claim for salvage could not, perhaps, be supported. It is certainly not made. Let precisely the same service, at precisely the same hazard, be rendered at sea, and a very ample award will be bestowed in the courts of justice.

Mason v. The Ship Blaireau, 6 U.S. (2 Cranch) 240, 266 (1804). By saving property at sea, salvors do not become the property's owner; rather, they save it for the owners and become entitled to a reward from the owner or from his property. Haver, 171 F.3d at 963; The Amethyst, 1 F. Cas. 762, 764 (D. Me. 1840) (No. 330) (stating that a salvor stands as a "voluntary agent" and thus is "bound to act for the interest of the owner as well as his own"). The reward provides an incentive for rendering salvage service at sea, and courts of admi-ralty have long enforced claims to this award against owners. Mason, 6 U.S. (2 Cranch) at 266 (allowing "a very ample compensation for those services, (one very much exceeding the mere risk encountered, and labour employed in effecting them)"). As one court early explained:

      Salvage, it is true, is not a question of compensation pro opera et labore. It rises to a higher dignity. It takes its source in a deeper policy. It combines with private merit and individual sacrifices larger considerations of the public good, of commercial liberality, and of international justice. It offers, a premium, by way of honorary award, for prompt and ready assistance to human sufferings; for a bold and fearless intrepidity; and for that affecting chivalry, which forgets itself in an anxiety to save property, as well as life.

The Henry Ewbank, 11 F. Cas. 1166, 1170 (D. Mass. 1833) (No.
6,376).

     The principal method of enforcing a salvor's award is through the recognition of a salvor's lien in the property saved. The Sabine, 101 U.S. 384, 386 (1879) (explaining that a salvage lien "ordinarily affords the best mode of securing the payment of [a salvor's] claims"); Haver, 171 F.3d at 963. This maritime lien arises from the moment salvage service is performed, United States
v. ZP Chandon, 889 F.2d 233, 237 (9th Cir. 1989), and, as with any other lien, secures the payment of the as-yet-to-be-determined salvage award. Such liens are a temporary encumbrance of the property saved, lasting only until payment of a salvage award can be made. The Everosa, 93 F.2d 732, 735 (1st Cir. 1937).

     Although there are substantive differences between maritime and common law liens, see generally Grant Gilmore & Charles Black, Jr., The Law of Admiralty S
9.1 - 9.2 (2d ed. 1975), the maritime lien enforcement process -- i.e., the execution of the lien -- parrots the lien foreclosure process in civil law. The process begins when the sal- vor commences an in rem proceeding in admiralty against the prop- erty. Fed. R. Civ. P., Supp. R. C(1)(a) (stating that "[a]n action in rem may be brought . . . [t]o enforce any maritime lien"); see also Haver, 171 F.3d at 963; Treasure Salvors, Inc. v. The Unidentified Wrecked & Abandoned Sailing Vessel, 640 F.2d 560, 567 (5th Cir. 1981). The salvor must provide notice of the in rem proceeding to the owner, other lienholders, and potential claimants to the property. Fed. R. Civ. P., Supp. R. C(4) (requiring public notice of the action and arrest if the property has not been released under Rule E).

     If the owner appears and pays the salvage reward determined by the court,* the lien is discharged and the owner takes the property
--------------------------------------------------------------------------------
     *In determining the appropriate award, courts generally rely on the six factors set out in The Blackwall, 77 U.S. (10 Wall.) 1, 14 (1869):

      (1.) The labor expended by the salvors in rendering the salvage service. (2.) The promptitude, skill, and energy displayed in ren-
clear of the salvage lien. Cf. Ferrous Financial Servs. Co. v. O/S Arc- tic Producer, 567 F. Supp. 400, 401 (W.D. Wash. 1983) (permitting judicial sale to go forward because owner was in default and could not obtain bond to release arrested ship). On the other hand, if the owner does not appear, then the case continues as an in rem action, and the court determines the award, sells the property, and, from the proceeds, pays the salvor. Fed. R. Civ. P., Supp. R. E(9)(c). Any remainder from the sale is remitted to the owner. If the owner is no longer living, the court presumably pays the excess to the owner's heirs, and, if there are no heirs, to the state according to its escheat law.

     If the sale of the salvaged property yields too little to satisfy the salvor's lien for a reward, then all of the proceeds from the sale of the salvaged property are paid to the salvor. Courts have held that an award cannot exceed the value of the property itself. Even if it does, though, in an in rem proceeding, there certainly cannot be a defi- ciency judgment against the owner because the action is against the property and any judgment therefore is limited to the value of the property. See Allseas Maritime, S.A. v. M/V Mimosa, 812 F.2d 243, 246 (5th Cir. 1987) ("The salvage award is therefore limited by the value of the property saved after all of the appropriate factors are taken into account"); Lambros Seaplane Base, Inc. v. The Batory, 215 F.2d 228, 237 (2d Cir.
1954) (concluding that where owner did not appear to claim a salvaged seaplane, the owner could not be held per- sonally liable to the salvor). If it becomes apparent to the court that the proceeds of any sale would clearly be inadequate to pay the salvor its full reward, then the court might, as a matter of discretion, award the salvor title to the property in lieu of the proceeds of sale, thus sav- ing the costs of sale. The salvor does not have a direct right, however, to title in the property. See Platoro Ltd. v. Unidentified Remains, 695 F.2d 893, 903-04 (5th Cir. 1983) ("We cannot find a case where the salvage award was expressed in terms of the res rather than in dol-
--------------------------------------------------------------------------------
      dering the service and saving the property. (3.) The value of the property employed by the salvors in rendering the service, and the danger to which such property was exposed. (4.) The risk incurred by the salvors in securing the property from the impend-ing peril. (5.) The value of the property saved. (6.) The degree of danger from which the property was rescued.

lars");  Chance v. Certain  Artifacts Found & Salvaged from The Nash- ville, 606
F. Supp. 801, 808 (S.D. Ga. 1984) (declining "to accept the in specie award as a valid award in a salvage action"), aff'd 775 F.2d 302 (11th Cir. 1985). Rather, the salvor has only a lien on the prop- erty which may, upon execution or foreclosure and in the discretion of the court, be satisfied by the court's conveying title to the salvor after the court determines that the appropriate amount of award can- not be satisfied by a sale of the property. Haver, 171 F.3d at 966.

     Thus, hypothetically, if RMST were to recover an artifact valued at $50 million (we know, for instance, that paintings have at times sold for more) and the court were to determine that the appropriate salvage award was $5 million, the court could not give the property to RMST in satisfaction of its salvage lien because the lien exists only to the extent of $5 million. The court instead would have to sell the property and remit to RMST $5 million from the proceeds. On the other hand, if RMST were to recover an artifact valued at $2 million (a historic vase, for example) and the court were to determine, again, that the appropriate salvage award was $5 million, a sale would be useless. In lieu of a sale to foreclose the salvage lien, the court could simply convey title in the $2 million vase to RMST, essentially pro- viding RMST what is analogous to a "deed in lieu of foreclosure."

     Once the lien is executed and the salvor as lienholder is paid its reward, whether in money or in kind, the reward becomes the prop-erty of the salvor to do with what it wants. Point Landing Inc. v. Ala-bama Dry Dock & Shipbuilding Co., 261 F.2d 861, 866 (5th Cir.
1958) ("The [judicial] sale cuts off the rights of all non-parties. The title from the marshal is good against the world.").

     It is critical to note that under salvage law, the salvor receives a lien in the property, not title to the property, and as long as the case remains a salvage case, the lienholder cannot assert a right to title even though he may end up with title following execution or foreclo- sure of the lien. See, e.g., The Akaba v. Burg, 54 F. 197, 200 (4th Cir. 1893) ("When articles are lost at sea the title of the owner in them remains"); see also Adams v. Unione Mediterranea di Sicurta, 220 F.3d 659, 670-71 (5th Cir. 2000) (explaining that the owner of the sal- vaged goods "does not lose title even though the property may become the subject of salvage services," because, through the lien, the salvor obtains only a "right of possession" in the property and not "ownership or title to the salved property") (quoting Benedict on Admiralty S 150); Treasure Salvors, 640 F.2d at 567 ("Although the law of salvage grants the salvor a right to possession of the property, the salvage of a vessel or goods at sea, even when the goods have been abandoned, does not divest the original owner of title or grant ownership rights to the salvor"); Continental Ins. Co.
v. The Clayton Hardtop Skiff, 367 F.2d 230, 236 (3d Cir. 1966) ("The salvor has the right to salvage but he does not achieve ownership of the vessel by salving it"); Chance, 606 F. Supp. at 804 (stating that "even though a vessel is abandoned without the hope of recovery or return, the title of the vessel remains in her owner" and "[t]he salvor of property has a right to an award or a lien against the property"), aff'd 775 F.2d 302 (11th Cir. 1985); Hener v. United States, 525 F. Supp. 350, 357 (S.D.N.Y. 1981) (explaining that salvage law grants the salvor "only a superior right of possession, and not title, until a court has passed on title and the salvage fee" (citing The Alaska, 54 F. 197 (4th Cir. 1893)); The Port Hunter, 6 F. Supp. 1009, 1011 (D. Mass. 1934)
(stating the salvors have a claim "paramount to all others" and the control to enforce the claim, "[b]ut `their interest in the goods did not amount to ownership. . . . Th[e] right is merely a lien, a right to retain the goods till the salvage be paid'") (quoting Whitwell v. Wells, 24 Pick (Mass.) 25, 30
(1834)); The Carl Schurz, 5 F. Cas. 84, 86 (W.D. Tenn. 1879) (No. 2414) (stating that the salvor "is, to all intents and purposes, a joint owner" of the property along with the original owner); The Amethyst, 1 F. Cas. at 763 ("The finder of property, left derelict at sea, does not acquire the dominion or the absolute property in what is found. He acquires the right of possession only, with a title to a reasonable reward for his services").

     This principle, while firm in the salvage law, does not mean that a salvage case could not be converted into a finds case. See Platoro Ltd., 695 F.2d at 904 (noting that salvage awards can be made by award of title to the res under the law of finds); Treasure Salvors, Inc. v. Unidentified Wrecked & Abandoned Sailing Vessel, 569 F.2d 330, 336-37 (5th Cir. 1978) (recognizing that title to lost ships can be divested from the owner under the law of finds). Under finds law, "title to abandoned property vests in the person who reduces that property to his or her possession." Id. at 337. Before such a conver- sion is made, however, the prerequisites for divesting title under the law of finds must be satisfied. See, e.g., Columbus-America Discovery Group v. Atl. Mut. Ins. Co., 974 F.2d 450, 464-65 (4th Cir. 1992) (requiring clear and convincing evidence of abandonment before the law of finds is applied).

     Turning to the specifics in the case before us, RMST, as salvor, obtained an inchoate lien in the artifacts upon performing salvage ser- vice in connection with the Titanic, and it became entitled to enforce that lien through the in rem proceeding which is now pending before the district court. It did not, however, obtain a lien in any property that it merely discovered; discovery alone does not amount to salvage service, although it can lead to salvage service. The Sabine, 101 U.S. 384, 384 (1879) (setting out three requirements for a salvage award: existence of a marine peril, voluntary action by the salvor, and suc- cessful salvage). When RMST performed salvage service, the district court exercised "constructive" in rem jurisdiction over the wreck and declared RMST the sole salvor-in-possession of the Titanic. Haver, 171 F.3d at
967. And through that order, the court gave RMST the exclusive right to salvage artifacts from the Titanic and to obtain a reward through enforcement of its salvor's lien in the artifacts. If and when RMST abandons its role as salvor or the court dispossesses RMST of that role, the unsalvaged wreck will remain as any other unsalvaged wreck at the bottom of the sea, subject to salvage service by others.

     Many of these basic principles of salvage and lien law have been overlooked by RMST in its arguments. In addition to claiming title as a lien-holder, it has, for example, also extensively argued that the district court should have taken into account RMST's financial viabil- ity. But this issue has no relevance to whether RMST is entitled to enforce its salvage lien against the artifacts that it salvaged. When RMST voluntarily salvaged property -- even with profit in mind -- it became entitled only to a yet-to-be-determined reward, enforceable against the property. The Camanche, 75 U.S. (8 Wall.) 448, 475 (1869) (allowing recovery even by those salvors "whose business it is to be always ready and at command whenever assistance is required"); B.V. Bureau Wijsmuller v. United States, 702 F.2d 333, 339 (2d Cir. 1983). RMST is not entitled to a guarantee that it remain in business as a viable company to conduct salvage services. Surely if RMST abandoned its efforts, others would take over. In this case, other potential salvors have unsuccessfully petitioned the district court to do exactly that. See R.M.S. Titanic, Inc. v. Wrecked & Aban- doned Vessel, 924 F. Supp. 714 (E.D. Va. 1996) (rejecting claim of potential salvor to rescind RMST's salvor-in-possession rights). And if no others were to do so, then the wreck of the Titanic would lie uns- alvaged as it did for the first 75 years after it sank.

     With these important principles in hand, we now turn to address RMST's specific arguments ad seriatim.

                                       B

     The first and most fundamental issue raised by RMST is the mean- ing to be given to the district court's June 7, 1994 order. Resting on its contention that this order gave RMST full, unrestricted title to the salvaged artifacts, RMST argues as a matter of property law that the court cannot now reverse itself to impose restrictions on the disposi- tion of the artifacts which belong to RMST.

     First, it must be pointed out that the June 1994 order, drafted by counsel for RMST, is inherently ambiguous, repeating the language of RMST's complaint in which it appears that RMST sought both absolute title in the artifacts through the law of finds and salvage rights through the law of salvage. Because RMST pursued only sal- vage rights and the court only declared it a salvor, not a finder, any suggestion that it obtained title to the wreck of the Titanic is mis- placed. Yet, the order submitted to give RMST salvage rights uses both salvage language and finds language. It says:

      The court FINDS AND ORDERS that R.M.S. Titanic, Inc.
      is the salvor-in-possession of the wreck and wreck site of the R.M.S. Titanic, including without limitation the hull, machinery, engine, tackle, apparel, appurtenances, contents and cargo, and that R.M.S. Titanic, Inc. is the true, sole and exclusive owner of any items salvaged from the wreck of the defendant vessel in the past and, so long as R.M.S. Titanic, Inc. remains salvor in possession, items salvaged in the future, and is entitled to all salvage rights, and that default judgment is entered against all potential claimants who have not yet filed claims and such claims are therefore barred and precluded so long as R.M.S. Titanic, Inc. remains salvor in possession, and the Court accordingly enters judg-ment in favor of R.M.S. Titanic, Inc.

Just as this order gives property rights, it also takes them away. It appears to give ownership of the artifacts to RMST -- declaring RMST the "true, sole and exclusive owner" -- but then in the same sentence states that RMST "is entitled to all salvage rights" as long as it maintains its role as salvor. Indeed, the lead-in to the same sen- tence also states that RMST is the salvor-in-possession -- not the finder -- of the wreck and the wreck site. Because the court was clearly applying the law of salvage and not the law of finds, it could only convey possession, not title. Haver, 171 F.3d at 961-62.

     Moreover, contemporaneously with entry of the June 1994 order, the parties expressed their unequivocal intent that RMST's role be that of salvor, not finder. And RMST has never argued that the Titanic had been abandoned and that it was entitled to full title to the entire ship and the artifacts from it, as would be required if this case progressed under the law of finds. See Fairport Int'l Exploration, Inc. v. Shipwrecked Vessel, 177 F.3d 491, 498 (6th Cir. 1999) (explaining that under law of finds, claimant must show that the property has been abandoned and that courts apply a presumption against abandon- ment); Columbus-America, 974 F.2d at 461, 464-65 (explaining that, in maritime law, "a strong actus element [is] required to prove the necessary intent" of abandonment, such as express declaration aban- doning title). RMST's position that it was only the salvor is consistent with admiralty law's strong preference for recognizing persons who discover wrecks as salvors rather than finders. See Haver, 171 F.3d at 961; Columbus-America, 974 F.2d at 464 (explaining that "when sunken ships or their cargo are rescued from the bottom of the ocean by those other than the owners, courts favor applying the law of sal- vage over the law of finds").

     Also contemporaneous with the entry of the June 1994 order, the district court and RMST understood the order's language to give RMST exclusive possession of the artifacts to permit RMST to earn money through the exhibition of the artifacts as an interim advance to fund further salvage efforts. But it was clear that RMST was not authorized to sell the artifacts. At the hearing before entry of the June

1994 order, the court sought reconfirmation from RMST that it had in fact advised the court of its "intention to display these artifacts and to try and get [its] money back out of admissions to the display rather than selling them off. Is that still the intention of the Titanic people?" Counsel for RMST stated unequivocally, "Yes, sir, Your Honor." Co- counsel for RMST then explained further "that the 1987 artifacts and the 1993 artifacts will not be sold, but rather will be exhibited."

     But of overarching importance to the party's contemporaneous understanding of the June 1994 order was the nature and status of the court proceedings. RMST had filed an in rem action against the Titanic to enforce its salvage lien. The fact that no claimants appeared -- other than an insurance company, which settled -- does not mean that RMST's lien in the artifacts automatically became converted to title to the artifacts. RMST must first complete the salvage service that it intends to perform and have its reward determined, unless it intends to seek periodic awards. Only after its reward is determined can it seek to enforce the lien against the artifacts themselves.

     Yet none of these necessary steps had taken place as of 1994. No determination of a reward had been made; no one had submitted an appraisal of the artifacts or testified that sale of the artifacts would produce an inadequate sum to satisfy the lien. The determination of the reward itself is an involved process that encompasses evaluation of the salvage services in light of the Blackwall factors. See, e.g., Margate Shipping Co. v. M/V JA Orgeron, 143 F.3d 976, 984-85 (5th Cir. 1998) (describing the extensive district court process of evaluat- ing Blackwall factors). Thus, at the early stage of the proceedings in 1994, the court could only have given RMST exclusive possession of the artifacts pending further necessary proceedings.

     But even if this understanding was not apparent to RMST, the court's July 28, 2000 order made it apparent. That order, confirming what the court believed about its June 1994 order, categorically pro- hibited the sale of artifacts as follows:

      This court has continued RMS TITANIC, Inc. as salvor in possession of the wreck of the TITANIC from year to year on the understanding that RMS TITANIC, Inc. would treat
      and preserve all artifacts recovered and would exhibit them to the public and would not sell or dispose of any of said artifacts. . . .

      It has come to the attention of the court that there has been a change of management in RMS TITANIC, Inc. and that there is a concern held by some persons and organizations that RMS TITANIC, Inc. is considering disposal of some of the artifacts recovered. . . .

      It is ORDERED that RMS TITANIC, Inc. and any of its employees, agents or subcontractors may not sell or other- wise dispose of any artifacts or any object recovered from the TITANIC wreck site and further that it must continue to treat and preserve any such artifacts or objects recovered from the wreck site.

No one suggests that this July 2000 order did not unequivocally restate that RMST was still the appointed salvor and confirm that it was not authorized to "sell or dispose of any of said artifacts." More- over, when, in April 2001, RMST proposed an amendment to the July 2000 order to permit the sale of coal, an amendment to which the court agreed, RMST agreed with the court's interpretation of its June 1994 order. During the hearing that led to entry of the April 30, 2001 order permitting the sale of coal, the court also stated that "[i]t had earlier in 1994 issued an order awarding R.M.S. Titanic salvor-in- possession status, and that was based in part upon the understanding, I believe, of the court that the company intended to conserve and exhibit artifacts recovered from the wreck site."

     Moreover,  RMST  never  took  issue  with the  court's  clarifications  and interpretations of the June 1994 order made in the July 2000 and April 2001 orders. It did not appeal either order. Any question about what the June 1994 order meant, therefore, was answered by the court's unappealed July 2000 order, as restated in the court's April 2001 order. Now, some 18 months after entry of the July 2000 order, RMST is simply not free to reargue that order, nor the April 2001 order.

     In sum, while the language of the June 1994 order declaring RMST salvor-in-possession may have been ambiguous with respect to own-ership of the artifacts, the contemporaneous understanding between the court and RMST at least put in doubt any claim to absolute own- ership. More importantly, the court could not legally have awarded title to the artifacts to enforce RMST's salvage lien until the amount of the lien was decided and the value of the artifacts determined or evidence taken that the sale would produce less than the amount of the lien. As everyone understood, these determinations had not been made. Finally, the court construed its June 1994 order by its July 2000 and April 2001 orders, interpretations with which RMST agreed and which it did not appeal. Accordingly, we will not now permit RMST to take a few words from the June 1994 order out of their context -- both the context of that order and the context of the legal proceedings -- to claim that it was granted absolute title to the artifacts at that time.

                                       C

     The remaining arguments do not require much discussion because they depend on RMST's reading of the June 1994 order as giving it absolute title to the artifacts as they were removed from the Titanic.

     RMST's position that once it was awarded the artifacts "in specie," the district court was not free to restrict the disposition of the property and any such restriction amounted to a "taking of private property" may be a tenable position. But as pointed out above, the district court did not award RMST absolute title in the property, nor could it have in the circumstances. As a condition to such an award in a salvage proceeding, it would have had to complete execution or foreclosure of RMST's salvor's lien. Indeed, the reward secured by the salvor's lien had not yet been determined. Accordingly, this argument, while probably correct as an abstract statement, is irrelevant to what occurred in these proceedings.

     Similarly, RMST may have a valid point when it asserts that RMST's expression of business plans cannot be converted to restric- tions on property awarded to it as its reward. But again, this position is irrelevant because it assumes incorrectly that RMST had full title to the artifacts.

     On another argument, RMST asserts correctly that its expression of business plans cannot form the basis for application of the doctrine of judicial estoppel. See generally King v. Herbert J. Thomas Mem'l Hosp., 159 F.3d 192, 196-97 (4th Cir. 1998); Lowery v. Stovall, 92 F.3d 219, 223-24 (4th Cir.
1996). In making this argument, however, RMST assumed that it owned the artifacts and that judicial estoppel should not improperly be applied to deny it ownership. Again, this position is only hypothetical in the context of this case.

     Finally, RMST argues that restrictions now in place that prohibit the sale and distribution of the artifacts are substantively "inappropri- ate." But this argument is also made in the context of RMST's posi- tion that it owned the artifacts. When it is acknowledged that the district court had not yet determined RMST's reward and had not yet executed RMST's salvor's lien, it must also be recognized that the property at this stage was in custodia legis, pending further proceed- ings, even though RMST had physical possession of the property. If the court in its discretion had determined that it would await comple- tion of RMST's salvage services before determining an award, the court would not have acted inappropriately. Maintaining the artifacts in a single collection accommodates the possibility that their value in any subsequent sale might be greater in a collection than in pieces. On the other hand, the court would not need to await completion of RMST's salvage services as it could determine awards on a periodic basis. See, e.g., Cobb Coin Co. v. Unidentified, Wrecked & Aban- doned Sailing Vessel, 549 F. Supp. 540, 561 (S.D. Fla. 1982) (retain- ing jurisdiction in ongoing salvage effort "[t]o adjudicate the plaintiff's claim to a salvage award on a periodic basis" and requiring the salvor to file periodic reports that "catalogu[e] the artifacts saved in the previous calendar year" in order to determine each individual award). At the most recent hearing conducted by the district court in this case, the court expressed a willingness to consider a proposal to sell the artifacts, objecting only to deciding this question in the abstract. It invited RMST to submit an appropriate proposal. But, as of now, pending further decisions by the district court, RMST has not demonstrated that maintaining the artifacts as a collection is inappro- priate or illegal. Indeed, in the end, RMST's lien might become more readily satisfiable by maintaining the artifacts as a collection at this time.

     The Titanic was a historic ship, and the artifacts recovered from its wreckage therefore have enhanced value. RMST currently has a

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unique role as the Titanic's  exclusive  salvor,  and, having performed  salvage services, it has a lien in the artifacts and is entitled to a reward enforceable against those artifacts. At this stage of the proceedings, however, we cannot conclude that RMST has title to any artifacts. We also cannot conclude that the course that the district court is pursuing violates the law of salvage or amounts to an abuse of discretion. Accordingly, the orders of the district court, dated September 26, 2001, and October 19, 2001, are affirmed.

                                                                        AFFIRMED

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